PROSPECTUS
                                   ----------

                         COMLINK COMMUNICATIONS COMPANY
                        1,530,000 SHARES OF COMMON STOCK

                         OFFERING PRICE $0.10 PER SHARE

Up to 1,530,000 of the shares of common stock offered hereby are being sold by ComLink Communications Company (ComLink) shareholders as named in "Selling Security shareholders" within this Registration Statement.

The purchase of ComLink's common stock is speculative and involves a high degree of risk. Before deciding to invest in ComLink's common stock, carefully read the prospectus, especially the RISK FACTORS beginning on page 9.
                           --------------------------------

Neither the Securities and Exchange Commission, nor any State Securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The selling security holders are selling all the shares. The offering price for the shares will be $0.10 per share until the shares are quoted on the Over-The-Counter (OTC) Bulletin Board or an exchange. The selling security holders may sell at prevailing market prices or privately negotiated prices, only after the shares are quoted on either the OTC Bulletin Board or an exchange.
















                The date of this prospectus is March 22, 2005


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                                TABLE OF CONTENTS


Summary ......................................................................4
Offering .....................................................................4
Summary of Financial Information .............................................6
Risk Factors .................................................................6
Forward-Looking Statements...................................................14
Available Information .......................................................14
Use of Proceeds..............................................................15
Determination of Offering Price..............................................15
Selling Security Holders.....................................................15
Plan of Distribution.........................................................17
Legal Proceedings............................................................19
Directors, Officers, Promoters, and Control Persons..........................19
Security Ownership of Certain Beneficial Owners and Management...............20
Description of Securities....................................................21
Interests of Named Experts and Counsel.......................................23
Disclosure of Commission Position on Indemnification for Security
Act Liabilities .............................................................24
Description of Business......................................................24
Plan of Operation............................................................33
Description of Property......................................................37
Certain Relationships and Related Transactions...............................37
Market for Common Equity and Related Stockholder Matters.....................38
Executive Compensation.......................................................39
Changes in or Disagreements with Accountants Disclosure......................39

Financial Statements ...................................................F1 - F9






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Until ________, 2005, (90 days after the effective date of this prospectus) all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               Prospectus Summary

                         ComLink Communications Company

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under "Risk Factors" beginning on page 9.
----------------------------------

Corporate Background

ComLink Communications Company ("ComLink") was organized on November 12, 2003. ComLink has not generated any revenue to date and is a development stage corporation. ComLink is in the business of developing an Internet e-commerce website that will sell 2-way radio equipment and accessories.

ComLink will not manufacture any equipment or accessories, but will resell 2-way communications equipment from various manufacturers. 2-way radio devices provide users direct and instant communication.


ComLink's principal office is located at 4127 S. Lamonte Street, Spokane Washington 99203. Our telephone number is (509) 482-1159 and our facsimile number is (509) 533-5050.

                                  The Offering
                                  ------------

Securities Being Offered    Up to 1,530,000 shares of common stock, $0.001 par
                            value per share are being sold by certain Selling
                            Shareholders.

Offering Price              A price, if and when, the selling security
                            shareholders sell the shares of common stock is set at $0.10.

Market for the
Common Shares               There is no public market for the common shares. The
                            price per share is $0.10. In addition, the offering price for the shares will remain $0.10 per share until such a time the shares are quoted on the Over-
                            The-Counter (OTC) Bulletin Board or an exchange. The selling security holders may sell at prevailing market prices or privately negotiated prices, only after the shares are quoted on either the OTC
                            Bulletin Board or an exchange.

                            Initially, ComLink intends to apply for listing on the Pink Sheets and have their common stock quoted through the Pink Sheets' Electronic Quotation Service as soon as meeting listing requirements. However, selling shareholders will still be limited to selling the shares at $0.10 per share until the shares are quoted on the Over- The-Counter (OTC) Bulletin Board or an exchange.

                            There is no assurance that ComLink will be able to meet the requirement for a public listing or quotation of its Common Stock, including quotation on the Pink Sheets. Further, even if ComLink is able to have its Common Stock quoted or granted listing, there is no assurance that a market for the common shares will develop. If a market develops, there can be no assurances that the price of the shares in the market will be equal to or greater than the price per share investors pay in this offering; in fact, the price of our shares in any market that may develop could be significantly lower.

Terms of
the Offering                The selling security shareholders will determine
                            when and how they will sell the common stock offered in this prospectus.

Termination of
the Offering                The offering will be sold on a delayed or continuous
                            basis and will conclude when all of the 1,530,000 shares of common stock have been sold, or for a maximum period of 90 days from ____________ and may be extended for additional 90 days if ComLink so chooses, or ComLink decides to terminate the registration of the shares.

Securities Issued
And to be Issued            5,280,000 shares of our common stock are issued and
                            outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds             ComLink will not receive any proceeds from the sale
                            of the common stock by the selling security shareholders. The expenses of this offering, including preparation thereof, are estimated at $6,300, and are being paid by ComLink.

Unless otherwise indicated, all information in this prospectus, including per share data and information relating to the number of shares issued and outstanding has been adjusted for a fifteen-for-one (15:1) forward stock split of our common stock effective on March 30, 2004. You should rely only on the information contained in this prospectus. ComLink has not authorized anyone to provide you with information different from that, which is contained in this prospectus. The selling security holders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or of any sale of the common stock.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included in this prospectus.


    Income Statement                      For the period from November 12, 2003
                                          (Inception)
                                          To December 31, 2004 (audited)
                                          ------------------------------------
    Revenues                                       $      0
    Net Income (Loss)                              $ (13,331)
    Net Income (Loss) per Share                    $      0

    Balance Sheet                         As of December 31, 2004 (audited)
                                          ------------------------------------
    Total Assets                                   $  6,399
    Total Liabilities                              $    750
    Shareholders' Equity (Deficit)                 $  5,649


RISK FACTORS

ComLink considers the following to be all the material risks to an investor regarding this Offering. ComLink Communications Company should be viewed as a high-risk investment and speculative in nature. An investment in ComLink's common stock may result in a complete loss of the invested amount.

THERE IS SUBSTANTIAL DOUBT ABOUT COMLINK'S ABILITY TO CONTINUE AS A GOING
CONCERN

Our auditor's report on our 2004 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing concern. Because our officer and director may be unable or unwilling to loan or advance any additional capital to ComLink, therefore, you may be investing in a company that will not have the funds necessary to continue its operations. See "August 31, 2004 Audited Financial Statements, Notes to Financial Statements, Note 1 - Nature of Business and Significant Accounting Policies."

COMLINK HAS NO OPERATING HISTORY, THUS THE COMPANY CANNOT PREDICT WHETHER IT WILL BE SUCCESSFUL IN REMAINING AN ONGOING CONCERN

ComLink is a development stage company that was only recently established in November of 2003. Although ComLink has begun the process of setting up a web-site for sale of 2-way communications devices, it has not begun its initial revenue generating operations. There can be no assurance that ComLink will ever reach a level of profitability. The revenue and income potential of ComLink's proposed business and operations is unproven, and the lack of operating history makes it difficult to evaluate the future prospects of the business.

COMLINK'S WEBSITE IS NOT YET DEVELOPED, THEREFORE, THERE IS NO ASSURANCE THE COMPANY'S ANTICIPATED SERVICES WILL EVER BE VIABLE AND GENERATE REVENUE

ComLink faces multiple risks associated with the development of a new and speculative business. The Company has no products, has not provided any services, and has limited assets, $6,399 as of December 2004. In addition, ComLink will be subject to numerous risks, expenses, and difficulties typically encountered in the development of new business. There is no assurance that ComLink's anticipated business will ever be successful or profitable.


COMLINK'S OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS WILL LIKELY FLUCTUATE SIGNIFICANTLY FAILING TO MEET INVESTORS EXPECTATIONS

If, and when, ComLink begins operations, ComLink expects significant fluctuations in future results of operation due to a variety of factors, many of which are outside of our control, including, but not limited to:

     -    Demand for and market acceptance of 2-way communications products;

     -    ComLink's ability to expand its market share;

     -    Competitive factors that affect ComLink's pricing structure;

     -    The variety and mix of products ComLink sells;

     - The timing and magnitude of capital expenditures, including costs relating to the start-up, marketing, and continued expansion of operations;

     - Conditions specific to the 2-way communications industry and general economic factors;

     - Changes in generally accepted accounting policies, especially those related to the 2-way communication industry; and

     -    New government regulation or legislation.

COMLINK IS A START-UP COMPANY WITH LIMITED FUNDS; THEREFORE IT MAY NOT BE CAPABLE OF DEVELOPING ITS PROPOSED BUSINESS INTO A REVENUE GENERATING OPERATION

ComLink's ability to develop the business into a revenue generating operation will depend on a number of factors, which include the ability to:
     - Provide 2-way communication equipment and accessories that are reliable, and cost effective;

     - Market the retail sales of 2-way equipment that ComLink carries and market the website effectively;

     - Continue to grow ComLink's infrastructure to accommodate new developments in 2-way communications technology;

     - Establish relationships with wholesalers and direct suppliers within the 2-way communications industry that will allow ComLink to sell products at a profit;

     -    Hire, retain, and motivate qualified personnel; and

     -    Effectively respond to competition.

If ComLink is not successful in meeting these challenges and addressing the risks and uncertainties associated with operating a business with limited funds, ComLink would fail and any investment made in the common stock would decline in value or be completely lost.

COMLINK CURRENTLY HAS NO CUSTOMERS; IF THE COMPANY IS UNABLE TO GAIN CUSTOMERS OR DEVELOP A MARKET ACCEPTANCE IN A RELATIVELY SHORT PERIOD OF TIME THE COMPANY WILL FAIL

Selling 2-way communications equipment "on-line" is a relatively new and emerging market; there can be no assurance that customers will adopt ComLink's proposed business of selling 2-way equipment over the Internet. Accordingly, ComLink cannot accurately estimate the potential demand for the products ComLink anticipates selling. ComLink believes that the acceptance of 2-way communications equipment will depend on its ability to:

     - Effectively market ComLink's website and the 2-way equipment and accessories that it anticipates selling;


     - Provide high quality customer support and be able to attract and retain customers;

     - Distribute and price the products in a manner that is appealing to customers and users of 2-way equipment;

     - Develop and maintain a favorable reputation among our customers, potential customers, and users of 2-way communication equipment; and

     - Have the financial ability to withstand downturns in the general economic conditions or conditions that would slow sales of 2-way communication equipment.
IF COMLINK'S PLAN TO SELL 2-WAY COMMUNICATIONS EQUIPMENT AND ACCESSORIES DIRECTLY TO CUSTOMERS OVER THE INTERNET IS NOT SUCCESSFUL, COMLINK WOULD NOT BE ABLE TO GENERATE REVENUE, AND AS A RESULT INVESTORS WOULD LOSE THEIR ENTIRE INVESTMENT

ComLink plans to sell 2-way equipment directly to customers through its proposed Internet based website. The ability to achieve revenue growth in the future will depend on the ability to develop and maintain an effective website that will attract customers, the ability to hire qualified sales and technical personnel, and offer new 2-way communications products. In addition, ComLink is dependent on several factors relating to the Internet as a whole, including the relatively new and unproven nature the Internet as a medium is for commerce. Although sales over the Internet have continued to develop and grow over the past few years the Internet is a developing market and long-term acceptance of the Internet as a sales medium has not been statistically proven. Only recently have a few select companies shown a reasonable profit through Internet business sales and commerce; there can be no assurance that a trend towards profitability will continue or be sustained by ComLink, of which would result in complete loss in its common share value.


CUSTOMER'S ORDERS MAY SUBSTANTIALLY VARY IN SIZE, MAKING IT DIFFICULT TO FORECAST QUARTERLY RESULTS AND CREATE FLUCTUATIONS IN FUTURE CASH FLOWS

ComLink's anticipated pricing structure for its proposed internet site will likely range from a few dollars to several thousand dollars. If customer orders are limited to lower end equipment or accessories, or on average to lower priced accessories, ComLink may show losses during these times and may not be able to recoup the losses with future revenue. Due to these factors ComLink's quarter-to-quarter comparisons of future operating results will not be a good indication of future performance.

IN THE FUTURE COMLINK WILL BE REQUIRED TO INCREASE ITS OPERATING EXPENSES IN ORDER TO GROW; ANY INCREASE OF EXPENSES MAY NOT BE OFFSET WITH REVENUE, WHICH WILL RESULT IN SIGNIFICANT LOSSES

ComLink plans to increase operating expenses in order to bring about and support higher sales of 2-way equipment and accessories, which will result in losses that ComLink may not be able to offset with revenues. Specifically, ComLink plans to increase operating expenses to expand sales and marketing operations. If revenue falls below our expectations in any quarter and ComLink is not able to quickly reduce spending in response, ComLink's operations will be adversely affected and may result in significant losses.

COMLINK WILL NEED ADDITIONAL CAPITAL, CURRENTLY ESTIMATED AT $250,000 TO $300,000, TO EXPAND ITS PROPOSED BUSINESS AND REMAIN AS A GOING CONCERN, WITHOUT WHICH, THE COMPANY WOULD FAIL

As of December 31, 2004, the Company had $6,399 of cash on hand and available. ComLink anticipates expenses of approximately $10,100 relating to this offering.

The remaining proceeds after the expenses relating to this offering have been estimated at $6,000. This estimated capital will be expended on continuing the development of the website (estimated at $3,500), beginning the initial phases of the marketing plan ($1,500), and administrative expenses ($1,000). The future expansion of the business, beyond the initial development stages, as described above will require significant capital to fund anticipated operating losses, working capital needs, marketing, and capital expenditures, estimated at $250,000 -$300,000.

Although, management believes during the next twelve months, ComLink will be able to meet its cash requirements, there can be no assurance ComLink will be successful in raising future proceeds or that its proposed business will be able to generate a level of revenue that can sustain the growth and expansion of the business. Any shortfall of capital, whether an inability to raise funds or generate revenue, would adversely impact the progress and development of the business.

Future equity or debt financing may not be available to ComLink on favorable terms, or perhaps may not be available at all. Borrowing instruments such as credit facilities and lease agreements will likely have restrictions on lending money to a start-up company with little or no assets, such as ComLink. ComLink's inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business, which would cause the business and prospects to suffer.

COMLINK WILL ENCOUNTER INTENSE COMPETITION, WHICH COULD LEAD TO GREATER EXPENSES IN ESTABLISHING A POSITION WITHIN THE MARKETPLACE; IF THE COMPANY IS UNABLE TO MEET THE DEMAND OF THESE EXPENSES THE BUSINESS WOULD FAIL

ComLink will face intense competition from other businesses that sell and distribute 2-way communications products including but not limited to Internet distributors and companies with store front sales of 2-way communication products. The competitors will have longer operating histories, greater brand name recognition, and larger installed customer bases. Competition will pose the following hurdles to the success of ComLink:

     - The established competition will have significantly more financial resources, R&D facilities, and marketing experience than those of ComLink. The competition may create future developments that will render the Company's proposed business plan obsolete;

     - ComLink also expects to face competition from new entrants into its targeted industry segment. The Company anticipates that demand for products and services based on 2-way communications will grow. As this occurs, ComLink expects competition to become more intense and there can be no guarantee the Company will be able to remain competitive with new entries into the market;

     - ComLink will likely need to obtain and maintain certain technical, trademark, and patent advantages over its competitors. Maintaining such advantages will require a continued high level of investment by the Company in R&D, marketing, sales, and customer support;

     - There can be no assurance that ComLink will have sufficient resources to maintain its R&D, marketing, sales, and customer support efforts on a competitive basis, or that the Company will be able to make the technological advances necessary to maintain a competitive advantage with respect to its products and services; and

     - Increased competition could result in price reductions, fewer product orders, obsolete technology, and reduced operating margins, any of which could materially and adversely affect the Company's business, financial condition, and results of operations.

COMLINK WILL DEPEND IN PART UPON THIRD PARTIES FOR THE SUCCESS OF ITS FUTURE BUSINESS, WHICH COULD LEAD TO OPERATIONAL DELAYS AND ADDITITIONAL EXPENSES THAT THE COMPANY MAY NOT BE ABLE TO OVERCOME RESULTING IN THE BUSINESS TO FAIL

ComLink's future performance will depend upon its ability to profitably market and deliver 2-way communication's equipment and accessories through the proposed website. In this regard, ComLink may contract with third-party web designers and marketing consultants. However, the Company has no guarantee that the third party's capacity will be sufficient to meet the demand for the Company's business in terms of quality and delivery. If the third party cannot meet the Company's demands, there can be no assurance that ComLink will ever achieve revenues or have profitable operations.

COMLINK IS DEPENDENT ON KEY PERSONNEL AND ANY TURNOVER COULD SERIOUSLY IMPEDE THE SUCCESS OF THE BUSINESS

ComLink success and execution of its business strategy will depend significantly upon the continuing contributions of, and on its ability to attract, train, and retain qualified personnel. In this regard, the Company is particularly dependent upon the services of James Bell, its President and Director, and Daniel Brailey, Director. ComLink does not have an employment agreement with its sole officer or directors, and as a result there is no assurance that James Bell or Daniel Brailey will continue to manage ComLink in the future. The loss of the services of its Officer or Directors, or in the future any key employees would have a material adverse impact on the further development of ComLink's business.

THE OFFICER AND DIRECTOR, JAMES BELL, IS SEMI-RETIRED AND THE DIRECTOR, DANIEL BRAILEY, IS EMPLOYED ELSEWHERE; THIS MAY CREATE A TIME CONFLICT OF INTEREST BETWEEN THEIR CURRENT PRIORITIES AND COMLINK COMMUNICATIONS, WHICH COULD JEAPARDIZE FUTURE OPERATIONS

Mr. Bell, the Officer/Director, is currently semi-retired and only plans to devote up to a maximum of fifteen hours per week to the development of the business, but unforeseen conflicts may result in taking time away from the furtherance of ComLink's business, which would negatively impact the Company. Mr. Bell may choose to return to full-time employment in the future, but at the present time, no plans or timeframes to do so exist. Mr. Brailey, Director, currently owns and operates 2-Way Communications in Spokane, WA. Mr. Bell and Mr. Brailey each anticipate devoting a minimum of twelve to fifteen hours per month to the furtherance of the business over the next twelve months. This minimum amount of hours dedicated to the furtherance of ComLink may not be enough and therefore have a negative impact upon the growth of the business because on occasion more than fifteen hours may need to be spent on issues pertaining to ComLink and are not, due to other employment obligations currently held by Mr. Bell and Mr. Brailey.

THE LIMITED EXPERIENCE OF COMLINK'S CURRENT MANAGEMENT COULD HINDER OPERATIONS AND THEREFORE LIMT ANY POTENTIAL PROFITABILITY OF THE COMPANY

Current management of ComLink has had limited experience in the start-up and development of a business. In consideration of management's other employment obligations and the minimal experience of operating a new business there are potential conflicts of interest in their acting as officer and directors of the Company.

COMLINK CURRENTLY HAS TWO DIRECTORS, JAMES BELL AND DANIEL BRAILEY, WHOM HAVE SIGNIFICANT CONTROL ON ALL MATTERS SUBMITTED FOR STOCKHOLDER APPROVAL WHICH COULD RESULT IN CORPORATE DECISIONS THAT NEGATIVELY IMPACT OTHER SHAREHOLDERS

Currently, James Bell owns 49.7 % of ComLink's issued and outstanding common stock. Daniel Brailey currently owns 21.3%, with a combined director ownership of 71%. As a result, each has significant control on the outcome of all matters submitted to a vote by stockholders, which may include the election of directors, amendments to the certificate of incorporation, and approval of significant corporate transactions.

COMLINK'S FUTURE IS DEPENDENT, TO A LARGE DEGREE, ON TECHNOLOGICAL DEVELOPMENTS IN ITS FIELD; IF THE COMPANY IS UNABLE TO STAY CURRENT WITH THESE ADVANCEMENTS ITS PROPOSED BUSINESS MAY NOT BE VIABLE IN THE FUTURE, WHICH WOULD RESULT IN THE FAILURE OF ITS BUSINESS

The market for ComLink's products based upon 2-way communication equipment and accessories is generally characterized by timely innovations in technology. ComLink's future success is heavily dependent upon the 2-way communication's market. Accordingly, ComLink believes that its ability to succeed in the marketing and sale of 2-way communication's equipment and accessories will depend significantly upon the quality of development of the industry and the continued timely introduction of new and enhanced products at competitive prices. There can be no assurance that future developments within this market will be beneficial to ComLink's business.

NO DIVIDEND IS PAID BY COMLINK COMMUNICATIONS TO ITS HOLDERS OF COMMON SHARES AND NO DIVIDEND IS ANTICIPATED TO BE PAID IN THE FORESEEABLE FUTURE, WHICH MAY DETER POTENTIAL INVESTORS FROM INVESTING IN ITS COMMON STOCK AND PREVENT HOLDERS OF ITS COMMON STOCK FROM SELLING THEIR SHARES IN THE FUTURE

ComLink has not paid any cash or other dividends on its Common Stock and does not expect to declare or pay any such cash dividends in the foreseeable future; this may prevent investors from investing in ComLink in the future and prevent shareholders of the common stock from ever selling their shares because of the lack of buyers.

INVESTORS WILL PAY MORE FOR COMLINK'S COMMON STOCK THAN THE PRO RATA PORTION OF THE COMPANY'S ASSETS ARE WORTH; AS A RESULT INVESTING IN THE COMMON STOCK MAY RESULT IN AN IMMEDIATE LOSS TO SHAREHOLDERS

The arbitrary offering price of $0.10 per common share as determined herein, is substantially higher than the net tangible book value per share of ComLink's common stock. ComLink's assets do not substantiate a share price of $0.10 per share. This premium in share price applies to the terms of this offering and does not attempt to reflect any forward looking share price subsequent to the company obtaining a listing on any exchange, or becoming quoted on the OTC Bulletin Board.

COMLINK HAS NO PUBLIC MARKET FOR ITS STOCK AND THERE IS NO ASSURANCE ONE WILL EVER DEVELOP; IF A MARKET DOES NOT DEVELOP SHAREHOLDERS MAY NOT BE ABLE TO EVER SELL THEIR SHARES RESULTING IN A COMPLETE LOSS OF THEIR INVESTMENT

There is no public market for ComLink's shares of common stock. Initially, ComLink intends to apply for listing on the Pink Sheets and have their common stock quoted through the Pink Sheets' Electronic Quotation Service as soon as meeting listing requirements. However, selling shareholders will still be limited to selling the shares at $0.10 per share (set offering price per share pursuant to this prospectus) until the shares are quoted on the Over-The-Counter
(OTC) Bulletin Board or an exchange.

There is no assurance that ComLink will be able to meet the requirement for a public listing or quotation of its Common Stock, including quotation on the Pink

Sheets. Further, even if ComLink is able to have its Common Stock quoted or granted listing, there is no assurance that a market for the common shares will develop the shares in the market will be equal to or greater than the price per share investors pay in this offering; in fact, the price of our shares in any market that may develop could be significantly lower.

Currently ComLink has forty shareholders and there is no guarantee that additional investors will purchase ComLink's common stock.

VIRTUALLY ALL OF COMLINK'S SHAREHOLDERS WILL BE SELLING ALL OF THEIR SHARES, WHICH COULD NEGATIVELY IMPACT THE SHARE PRICE

The selling shareholders may sell or attempt to sell all of their shares being registered herein; as a result, the price of the stock may fall. ComLink has a limited number of shares issued and outstanding. Sale of any significant amount of shares into the market would depress the share price and the share price may not appreciate thereafter.

FORWARD-LOOKING STATEMENTS

Most of the matters discussed within this Registration Statement include forward-looking statements on ComLink's current expectations and projections about future events. In some cases you can identify forward-looking statements by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based on the Company's current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements.

These forward-looking statements may include, among other things:

     - Obtaining and expanding market acceptance of the products ComLink offers through its proposed Internet website;

     - Forecasting the acceptance of 2-way communication equipment and accessories over the Internet medium; and

     - Competition and competitive influences within ComLink's proposed market.

These forward-looking statements are made as of the date of this Prospectus, and ComLink Communications Company assumes no obligation to explain the reason why actual results may differ because of the highly speculative nature of ComLink's proposed business strategy. In light of these assumptions, risks, and uncertainties, the forward-looking events discussed in this Prospectus might not occur.

AVAILABLE INFORMATION

ComLink filed a registration statement on Form SB-2 with the Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both ComLink Communications Company and the securities in this offering, ComLink refers you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees.

As of the effective date of this prospectus, ComLink has become subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, ComLink will be required to file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Website located at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission.

Copies of our Annual, Quarterly and other Reports filed with the Commission, starting with the Quarterly Report for the first quarter ended after the date of this prospectus (due 45 days after the end of the quarter) will also be available upon request, without charge, by writing ComLink Communications Company, 4127 S. Lamonte Street, Spokane, WA 99203.

USE OF PROCEEDS

ComLink will not receive any proceeds from the sale of the securities being registered pursuant to this statement.

DETERMINATION OF OFFERING PRICE

Currently, there is no established public market for our common shares. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by ComLink and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value.

In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.

SELLING SECURITY HOLDERS

ComLink is registering, for offer and sale shares of common stock held by certain selling security holders. The selling security holders may offer their shares for sale on a continuous or delayed basis pursuant to Rule 415 under the 1933 Act.

ComLink intends to apply for listing on the Pink Sheets as soon as meeting listing requirements; however, there is no assurance that ComLink will be granted a listing. Moreover, selling shareholders will still be limited to selling the shares at $0.10 per share (set offering price per share pursuant to this prospectus) until the shares are quoted on the Over-The-Counter (OTC) Bulletin Board or an exchange.

To date, there have been no steps taken to list ComLink's common stock on any public exchange for listing.

All of the shares registered herein will become tradable on the effective date of this registration statement. The following table sets forth the beneficial ownership of the shares held by each person who is a selling security holder and by all selling security holders as a group.

Name of               Shares       Percentage  Total of   Total     Percentage
Selling               Owned Prior  Owned Prior Shares     Shares    Owned
Security              to This      to This     Offered    After     After
Holder                Offering     Offering    For Sale   Offering  Offering
---------------------------------------------------------------------------
Darren Case            30,000        0.6%        30,000        0     0.0%
Melinda Dammel         30,000        0.6%        30,000        0     0.0%
Michael Felice         30,000        0.6%        30,000        0     0.0%
Linda Fonville         30,000        0.6%        30,000        0     0.0%
Candace Fuhrman        30,000        0.6%        30,000        0     0.0%
Bruce Gage             30,000        0.6%        30,000        0     0.0%
James Giachetti        30,000        0.6%        30,000        0     0.0%
John Hackney           30,000        0.6%        30,000        0     0.0%
Gregory Hannan         30,000        0.6%        30,000        0     0.0%
Julie Hannan           30,000        0.6%        30,000        0     0.0%
Amilee Hayek           30,000        0.6%        30,000        0     0.0%
Calen Hayes            30,000        0.6%        30,000        0     0.0%
Daniel Koolstra        30,000        0.6%        30,000        0     0.0%
Kenneth Lunde          30,000        0.6%        30,000        0     0.0%
Teresa Mansell         30,000        0.6%        30,000        0     0.0%
Jeanette Martin        30,000        0.6%        30,000        0     0.0%
Levi Martin            30,000        0.6%        30,000        0     0.0%
Jacob McConnell        30,000        0.6%        30,000        0     0.0%
Kevin McHugh           30,000        0.6%        30,000        0     0.0%
Ronald McIntire        30,000        0.6%        30,000        0     0.0%
Dennis Miller          30,000        0.6%        30,000        0     0.0%
Justin Miller          30,000        0.6%        30,000        0     0.0%
Quon Nguyen            30,000        0.6%        30,000        0     0.0%
James Orr              30,000        0.6%        30,000        0     0.0%
Jenell Orr             30,000        0.6%        30,000        0     0.0%
Alyssa Schaefer        30,000        0.6%        30,000        0     0.0%
Reed Schaefer          30,000        0.6%        30,000        0     0.0%
Kyle Splattstoesser    30,000        0.6%        30,000        0     0.0%
Mark Stinson           30,000        0.6%        30,000        0     0.0%
Richard Storr          30,000        0.6%        30,000        0     0.0%
Catherine Sullivan     30,000        0.6%        30,000        0     0.0%
Christopher Sullivan   30,000        0.6%        30,000        0     0.0%
Dave Taigen            30,000        0.6%        30,000        0     0.0%
Jeff Trudeau           30,000        0.6%        30,000        0     0.0%
Yvonne Trudeau         30,000        0.6%        30,000        0     0.0%
Paul Voorhees          30,000        0.6%        30,000        0     0.0%

Duncan Merrin         225,000        4.3%       225,000        0     0.0%
Harvey Kardos         225,000        4.3%       225,000        0     0.0%

Selling Security
  Holders as a
  Group             1,530,000        29.0%     1,530,000        0     0.0%

The selling security holders, as a group, are hereby registering 1,530,000 common shares, of which after the effective date of this registration statement, they may sell at any time.

The shares owned by the selling security holders are being registered pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission, which Rule pertains to delayed and continuous offerings and sales of securities. In regard to the shares offered under Rule 415, has given certain undertakings in Part II of the Registration statement of which this registration statement is a part of, which in general, ComLink commit to keep this registration statement current during any period in which offers or sales are made pursuant to Rule 415.

In the event the selling security holders receive payment for the sale of their shares, ComLink Communications will not receive any of the proceeds from such sales. ComLink Communications is bearing all expenses in connection with the registration of the shares of the selling security holders.

Excluding the mentioned officer and directors herein, to our knowledge, none of the selling shareholders:

   1. Has had a material relationship with ComLink Communications Company other than as a shareholder, as noted above at any time since inception, November 2003; or

   2. Has ever been an officer or director of ComLink Communications Company

PLAN OF DISTRIBUTION

General

ComLink will not receive the proceeds from the sale of the shares by the selling security holders.

The price per share is $0.10 and will remain at this price until such a time the shares are quoted on the Over-The-Counter (OTC) Bulletin Board or an exchange. The selling security holders may sell at prevailing market prices or privately negotiated prices, only after the shares are quoted on either the OTC Bulletin Board or an exchange. ComLink cannot guarantee or provide assurances that it will ever have its Common Stock quoted on the OTC Bulletin Board or listed on any exchange.

If and when the Common Stock is quoted on the OTC Bulletin Board or listed on an exchange the selling security holders' shares may be sold to purchasers from time to time directly by, and subject to, the discretion of the selling security holders. In addition, the selling security holders may from time to time offer their shares for sale through underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares for whom they may act as agents. The shares sold by the selling security holders may be sold from time to time in one or more transactions: (i) at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale or (ii) at prices otherwise negotiated at the time of sale. Such prices will be determined by the selling security holders or by agreement between the selling security holders and any underwriters.

If the selling shareholders enter into an agreement, after the effectiveness of this Registration Statement, to sell their shares through a broker-dealer that acts as an underwriter, then ComLink will file a post-effective amendment to the Registration Statement identifying the underwriter, and thereby providing the required information on the plan of distribution, revising the appropriate disclosures in the Registration Statement, and filing the agreement as an exhibit to the Registration Statement.

Any underwriters, dealers, or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the Securities Act and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

At the time a particular offer is made by, or on the behalf of, the selling security holders, a registration statement, including any necessary supplement thereto, will be distributed, which will set forth the number of shares of common stock and other securities being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions, and other items constituting compensation from the selling security holders, any discounts, commissions, or concessions allowed, realized or paid to dealers, and the proposed selling price to the public.

Pursuant to Regulation M of the General Rules and Regulations of the Securities and Exchange Commission, any person engaged in a distribution of securities, including on behalf of a selling security holder, may not simultaneously bid for, purchase or attempt to induce any person to bid for, or purchase securities of the same class for a period of five business days prior to the commencement of such distribution and continuing until the selling security holder (or other person engaged in the distribution) is no longer a participant in the distribution.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available, and with which ComLink has complied.

In addition and without limiting the foregoing, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under in connection with transactions in shares during the effectiveness of the registration statement.

ComLink will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.

LEGAL PROCEEDINGS

ComLink is not a party to or aware of any threatened litigation of a material nature.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table and subsequent discussion contains information concerning our directors and executive officers, their ages, term served and all of our officers and their positions, who will serve in the same capacity with ComLink upon completion of the offering.

Name                Age     Term Served             Title
-----               ---     -----------             -----
James Bell          42      Since inception         President, Director and
                                                    Chief Financial Officer

Daniel Brailey      35      Since inception         Director

Either of the above persons may be deemed a "promoter" of ComLink as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

There are no other persons nominated or chosen to become directors or executive officers, nor do we have any employees other than above mentioned officer and director. The By-laws of ComLink Communications require no less than one member on the board of directors and no more than seven.

Mr. Bell is not and has never been an employee, officer, shareholder, director or in any way related to Mr. Brailey's business, 2-Way Mobile Communications (see Director Background below). ComLink is not in any way succeeding the operations of 2-Way Mobile Communications, or any division or component of 2-Way Mobile Communications. ComLink is a development stage corporation, and is not a successor of any predecessor company or business.
{FROM PAGE 22}

Officer and Director Background:

James Bell: President and Director. Mr. Bell has over twelve years of experience in the securities industry, both in the retail sales and in management in Spokane, Washington. From April, 2002 through December, 2003, Mr. Bell was a Field Auditor for Metropolitan Investment Securities, Inc. an investment firm in Spokane, Washington. His duties included remote electronic surveillance of registered representative's activities to ensure compliance with state and federal securities regulations, as well as on-site examinations of registered representative's remote offices. From December, 2001 through March 2002, Mr. Bell was not employed. From September, 2000 through November, 2001, Mr. Bell was a Vice President/Private Client Manager with Wells Fargo Investments, LLC. He offered investment products and advisory services to individuals, trusts and small businesses. From January, 1994 through September, 2000, Mr. Bell was an Assistant Vice President/Investment Specialist with US Bancorp Securities (later known as US Bancorp Piper Jaffray). In that capacity, Mr. Bell sold investment products to retail investors and small business clients. From November, 1991 through January, 1994, Mr. Bell was a Personal Financial Planner with IDS Financial Services. At IDS, Mr. Bell provided fee-based financial planning services and sold investment and insurance products to individual investors and small businesses. Prior to his securities industry experience, Mr. Bell had five years of experience teaching mathematics and computer science at the secondary level. He graduated from Washington State University in 1987.

Daniel Brailey: Director. Currently owns and operates 2-Way Mobile Communications (a Washington state based company), where he had been the managing director since 1994. His responsibilities include sales development, marketing, and the day-to-day operations of the business. 2-Way Mobile Communications provide 2-Way Radio, pager, and cellular services to individuals and businesses throughout the state of Washington.

Currently ComLink has no employees other than the current officer and director, James Bell, which may create potential conflicts of interest. The Officer anticipates devoting, at a, minimum fifteen hours per month to the furtherance of ComLink over the next twelve months. Director, Daniel Brailey anticipates devoting at a minimum twelve to fifteen hours per month over the next twelve months. The above times are estimations that will likely increase within the next twelve months as ComLink continues to develop its proposed business plan as set forth herein. However, there is no guarantee that we will be successful in developing the business as we are subject to the many risks described in this Registration Statement beginning on page 9.

Our directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. The next such meeting is scheduled for November 2004. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

There are no familial or other relationships needing explanation, between Mr. Bell and/or Mr. Brailey and any other person(s).

We have not entered into any employment agreements with any of our employees, and employment arrangements are all subject to the discretion of our board of directors.

No executive Officer or Director of ComLink has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending.

No executive Officer or Director of ComLink is the subject of any pending legal proceedings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as it relates to our named Director and executive Officer, and each person known to ComLink to be the beneficial owner of more than five percent (5%) of said securities, and all of our directors and executive officers as a group:

Name and Position                  Shares          Percent       Security
-----------------                 ---------        -------       --------
James Bell
President and Director            2,625,000         49.7%        Common

Daniel Brailey
Director                          1,125,000         21.3%        Common
Officers and Directors as
a Group(2)                        3,750,000         71.0%        Common

James Bell and Daniel Brailey's address is 4127 S. Lamonte Street, Spokane, Washington 99203.

The above referenced common shares were paid for and issued in November 2003, for consideration of $0.01 per share and total consideration of $2,500. (Please note that the above share total reflects the 15:1 forward split, effective March 30, 2004.

DESCRIPTION OF SECURITIES

The following statements set forth summaries of the material provisions of our Certificate of Incorporation and Bylaws, and are qualified in their entirety by reference to the detailed provisions of our Certificate of Incorporation and Bylaws, which have been provided as Exhibits to this registration statement. The shares registered pursuant to the registration statement of which this prospectus is a part, are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

ComLink's Certificate of Incorporation authorizes the issuance of 75,000,000 shares of common stock, $.001 par value per share. As of the date of this Prospectus, there are 5,280,000 common shares issued and outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the Shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. In the event of liquidation, dissolution, or winding up of ComLink, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of Common Stock do not have preemptive rights. In the future, preemptive rights may be granted by way of amendment of ComLink's articles of incorporation, which would require a vote by the board of directors and shareholders on such matter.

Preferred Stock

ComLink has not authorized any Preferred Stock, but in the future reserves the right to do so at the discretion of the shareholders and the board of directors.

Options and Warrants

ComLink does not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our Board of Directors may later determine to authorize options and warrants for ComLink.

Dividend Policy

ComLink has not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that ComLink will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future are those restrictions imposed by State Laws.

Transfer Agent

Currently, ComLink has no contract with any Transfer Agent.

Additional Information Describing Stock

The above descriptions concerning the stock of ComLink do not purport to be complete. Reference is made to ComLink's Certificate of Incorporation and By-Laws which are included as exhibits to the registration statement of which this registration statement is a part and which are available for inspection at ComLink's office.

If ComLink can meet the qualifications, it intends to apply for quotation of its securities on the Pink sheets through its Pink Sheets' Electronic Quotation Service. This service is not an exchange, but a service in which market makers display real-time prices and potential liquidity of domestic equities, ADRs and foreign ordinaries. Pink Sheets offers a quotation service to companies that are unable to list their securities on the OTC Bulletin Board, NASDAQ, or an exchange. The requirements for listing on the Pink Sheets are considerably lower and less regulated than those of the OTC Bulletin Board, NASDAQ, or an exchange. Although this is an advantage for companies seeking to have their securities listed it is not an advantage to an investor as additional research and greater understanding of high risk investment is generally required to buy and sell shares listed on the Pink Sheets.

To qualify for quotation on the Pink Sheets, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor such a Company listing. ComLink intends to contact a registered broker-dealer for sponsorship of ComLink's common stock on the Pink Sheets within the next twelve months. The market maker will be required to file a Form 211 with the NASD OTC Compliance Unit. Pink Sheets quotes will only be permitted after a successful review by NASD Compliance. No assurance can be given that a broker-dealer will contract with ComLink, or if so, that the NASD will approve our Form 211 and allow the securities to be listed for trading on the Pink Sheets. Reports to Shareholders: ComLink plans to furnish to its shareholders annual reports containing audited financial statements, examined and reported upon, and with an opinion expressed by, an independent certified public accountant. ComLink may issue other unaudited interim reports to its shareholders, as it deems appropriate. Selling shareholders will still be limited to selling the shares at $0.10 per share (set offering price per share pursuant to this prospectus) until the shares are quoted on the Over-The-Counter (OTC) Bulletin Board or an exchange.

Penny Stock Regulation

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements of ComLink Communications Company for the period from inception on November 12, 2003 to December 31, 2004 included in this prospectus have been audited by Kyle L. Tingle, CPA, LLC, independent certified public accountant, as indicated in his report, and are included in this Prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

The validity of the issuance of the common stock offered in this offering will be passed upon for ComLink Communications Company by Jody Walker, Attorney at Law and is included in this prospectus.

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, Director, Officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officer are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

DESCRIPTION OF BUSINESS

General

ComLink Communications Company was incorporated on November 12, 2003. ComLink is a development stage company that plans to sell 2-way communications equipment and accessories. The company plans to develop and market an e-commerce enabled website which will attract prospective industrial clientele, businesses, municipalities and individual customers.

Management has identified three broad categories of mobile radios 1.) Public use radios, which requires entry level radio equipment and is operated on a set frequency at low wattage (approximately 1/2 watt); 2.) Land mobile radios, which require commercial grade 2-way communication devices and operate anywhere from 4-100 watts; and 3.) Marine mobile radios, which are similar to land mobile radios designed for marine applications. ComLink plans to focus its business efforts on the marketing and sale of land mobile radios based upon management's belief that there are many potential customers that can benefit from land mobile radios (See "Target Market" below.) Management believes land mobile radios offer advantages over other communications devices such as cellular and digital communications by allowing the users the ability to instantly talk with the push of a button verses dialing a number and waiting to connect. In addition, 2-way communication can be set on a private frequency, assuming the user has license rights from the Federal Communication Commission (FCC), allowing uninterrupted private communication between users.

Management believes that land mobile radios (2-way communication devices) will become increasingly popular as the need for quick and reliable communications tools proliferates. The Company plans to profit from this infrastructure by selling quality 2-way communications equipment and accessories through its proposed Internet website (www.comlinkcommunications.com). At this time government approval is not necessary for our business, and ComLink is unaware of any significant government regulations that may impact its proposed business within the e-commerce marketplace.


ComLink has not incurred any significant research and development costs, and therefore does not expect to pass any such costs on to our prospective customers.

The Company's mailing address is 4127 S. Lamonte Street Spokane, Washington 99203. The telephone number of our principal executive office is (509) 482-1159. The fax number is (509) 533-5050.

Land Mobile Radio Industry

Land mobile communication services are mobile services between fixed base stations (often with the use of repeaters) and stations capable of surface movement within the geographical limits of a country or continent (i.e., land mobile stations), or between land mobile stations.

Land mobile radio systems are traditionally private systems that allow communication between a base and several mobile radios. Land mobile radio is different from Cellular and Personal Communication Services (PCS) in that the system is rooted upon a "push-to-talk" radio feature. Although "push-to talk" allows the user to instantly talk at the push of a button, these traditional 2-way communication devices create the disadvantage of allowing only one person to talk at a time, similar to citizen band (CB) communication. Prior to the 1990's most 2-way radio systems communications protocols were unique (proprietary) to the manufacture of the radio equipment. Since this time the protocols (radio language) have become more standardized creating a larger market for 2-way radio systems allowing consumers to consider the cost, coverage distance and type of service desired as opposed to being limited to the maker of the equipment in deciding what system to utilize. According to the November 2003 report by Push to Talk (PTT) Market Opportunities, Market Forecasts, and Market Strategies, 2003-2008 the number of push to talk cellular customers in 2003 was
2.3 million customers. Management believes that the technology within this market will continue to evolve providing an excellent platform for the sale of 2-way communication devices via the internet.

2-way radio systems are available in a wide range of frequency bands (25Mhz - 960Mhz); as a general rule lower frequency radio waves provide for longer ranges or greater distance in communication between the radios. Unlike telephone or cellular devices, vast network infrastructure such as land lines, cellular towers, even satellites, are not necessary for 2-way radio systems. Management believes that 2-way radio systems are typically more economical than cellular systems for end-users that require constant communications among mobile locations within their enterprise. Generally, the majority of land mobile radio systems are used by key industries including public safety, utilities, and enterprises where the reliability and control of the radio system is important. "Introduction to Private Land Mobile Radio" written by Lawrence Harte, 2004 states the current common services offered by private land mobile radio systems include:

Voice Communication: Voice communication can be basic telephony (telephone to telephone) or 2-way voice (radio to radio). In general, the service rate plans for land mobile radio voice applications are typically lower than cellular systems. . In addition, recent improvements in technology, such as Enhanced Specialized Mobile Radio (ESMR), have made land mobile radio appear almost exactly like a traditional cellular phone. A good example of an ESMR system is the service offered by Nextel Communications Company. The key benefit of an ESMR system is the combined "push-to-talk" feature along with full telephone operation packaged into one mobile telephone.

Dispatch: Dispatch radio service allows a central controller (dispatcher) to send dispatch assignments to one or more receivers (mobile radios). Dispatch radio systems are normally involved in the coordination of fleet operation businesses.

Paging and Messaging: Paging and messaging services on land mobile radio systems allow users to send and receive text messages up to approximately 180 characters per message.

Management believes private land mobile radio systems will continue to be a critical method of communication for public safety and utility operators and enterprises where the reliability and control of the radio system is important. In addition, management anticipates there will be a continuance of technological advancements within the land mobile radio systems market place, which in turn will enable ComLink to offer new products on its proposed website. Management cannot guarantee or provide any assurance those new technological advances within land mobile radio systems, if any, will result in ComLink generating revenue.


Internet Industry

The distribution of products over the Internet is one of the fastest growing business segments in the world. Management believes that with the proper marketing campaign, ComLink's e-commerce enabled website can develop into a profitable business selling 2-way equipment and accessories to industrial clientele, businesses, municipalities and individuals.

Marketing and Strategy

Target Market

ComLink management believes that by equipping an enterprise to maintain constant communication with selected individuals they will enhance the operating efficiency of the enterprise. While 2-way communications devices could enhance the operations within many industries, the following business segments will be specifically targeted through our internet based advertising campaign:

         Hotel Operations - reliable constant communication between:
               *    Housekeeping
               *    Security
               *    Maintenance
               *    Front Desk

               *    Shuttle Services

         Golf Courses - reliable constant communications between:
               *    Landscaping/Greens Keeping Crews
               *    Maintenance
               *    Food Service
               *    Pro Shop

         Warehouse Operations - reliable constant communications between:
               *    Loading Dock
               *    Office
               *    Security
               *    Maintenance
               *    Sales Staff

         Local Delivery - reliable constant communications between:
               *    Drivers
               *    Dispatch
               *    Management
               *    Other locations

         Public Safety - reliable constant communications between:
               *    Police
               *    Fire
               *    Federal
               *    Ambulance
               *    Event Staff

         Transportation - reliable constant communications between:
               *    All Public Transportation
               *    Taxi Services
               *    Private Shuttle Services
               *    Trucking Companies

Marketing

ComLink is currently in the process of developing an Internet website with full electronic commerce capabilities, which will be used to offer our products for sale to the consumer (www.comlinkcommunications.com). ComLink plans to promote the website and products listed by conventional advertising and marketing. Marketing programs will require the bulk of capital expenditure during the initial phases of ComLink's business development. Marketing strategies will be designed to ultimately get consumers to ComLink's website. The Company plans to accomplish this through various means including, but not limited to, radio and print media, product promotions through local "brick and mortar" communications retail stores, and Internet advertising. In addition, ComLink intends to increase customer awareness and demand for 2-way communications equipment and accessories by implementing advertising and promotional campaigns addressed directly to mobile telecommunication users, specifically to industrial clientele, businesses, municipalities and individual customers. Management believes that direct marketing will provide an effective method for selling products and provide the capability to measure results of sales.

ComLink's marketing will employ many direct marketing and media vehicles including:

      -Internet web banners
      -Opt-in e-mail
      -Internet search engine site promotion
      -Referral rewards
      -Direct links

To help achieve our sales goals, ComLink plans to implement an online marketing campaign that includes the above listed methods. The objective will be to build customer awareness of ComLink's business, specifically targeting industrial clientele, businesses, municipalities and the individual customer. ComLink will focus on continually seeking to acquire new visitors to our website at www.comlinkcommunications.com. Management believes one of the best ways to attract this target audience is to achieve high visibility in the places where prospective customers are likely to be browsing. ComLink's online campaigns will likely target sites that generate high traffic from Internet users who fit ComLink's customer profile. In order to create this market presence and increase customer awareness, ComLink intends to promote our website on the most effective search engines, directories, and promotional sites the Internet offers. However, to date, there have been no arrangements or negotiations with any company regarding any alliance of any kind, for the above stated marketing strategies.

It is important to note that ComLink has not yet fully developed our website, and there can be no assurance that ComLink will be able to implement any marketing campaigns and strategies successfully.

While listing a website with search engines and promotional websites will be a high priority for the foundation of ComLink's marketing campaign, targeted links with websites of similar interest will likely be another method management will employ to obtain visitors that are interested in ComLink's products on its website such as wireless communication type businesses, including but not limited to websites and vendors that sell/distribute cellular equipment and accessories.

ComLink plans to search for websites that are of similar interest to our target audience in order to place targeted links. These links will have the potential to increase targeted traffic to ComLink's website at a relatively nominal fee. Moreover, ComLink intends to design a professional banner and place it with various websites on a "reciprocal" basis and may also purchase commercial online ad banners on highly trafficked websites that appeal to ComLink's target audience. Online communities such as Mailing Lists, Newsgroups, and Online

Service Forums tend to be very successful in driving traffic to websites as Internet surfers use these communities to get advice from their peers. ComLink plans to work with a third party company to send electronic message postings about our offerings in the various online communities that are visited by our target audience. To date, no specific arrangements or negotiations have been made with any such company.

Management plans to utilize targeted e-mail announcements with information about ComLink's products and services that can be sent to individuals who have expressed an interest in receiving information regarding 2-way communications equipment and accessories. The advantage of this method is that individuals have voluntarily signed up to receive e-mail messages about specific topics and are thereby more likely to read them. Response rates between 1% to 5% are expected with targeted e-mails. It is important to ComLink that it maintains a clean corporate image by practicing proper "etiquette" when sending e-mail messages. In order to differentiate between e-mail messages that are voluntarily requested and true "spamming" from unwelcome sources, ComLink plans to only send targeted e-mail to those individuals who have voluntarily requested to receive such announcements, and always give the participants the option to remove themselves from the e-mail lists obtained from a third party source or compiled internally through our website.

Products

ComLink does not manufacture or design any products. Rather ComLink plans to develop an on-line retail business of selling 2-way communications equipment and accessories through an Internet website. The website itself will be structured to host a comprehensive multi-distributor catalog from which consumers can shop for a variety of 2-way communication equipment and accessories that includes, but will not be limited to, portables, mobiles, repeaters, antennas, and cases. The development of the website is scheduled as follows:

As of December 2004 ComLink has secured the domain name
"www.comlinkcommunications.com" and has begun the initial development of its web page. At this time the website is not complete and is not capable of generating any revenues. Approximately $2,200 was allocated to secure the domain name and begin the initial development of the website.


First Quarter 2005: ComLink plans to continue to develop the website by adding product lines to the site. The product line will represent major manufacturers of 2-way equipment, such as Vertex and Motorola. The equipment represented from each product line will include portables, mobiles, and repeaters. By the end of the third quarter ComLink plans to have two to three product lines on its proposed website. The cost to accomplish this task has been estimated at $1,500.

Second Quarter of 2005: ComLink plans to have the website design completed with a full line of products that can be sold through the website. The cost estimated to complete the website as described above has been estimated at $2,000. This estimate assumes that ComLink allocated $1,500 in the first quarter 2005.

ComLink plans the completed website to have two to three product lines that customers can readily navigate through given them an opportunity to shop and compare the product lines on ComLink's website. Each of the product lines will display specific products such as portables, mobiles, and repeaters. ComLink plans to provide the following links with each specific product:

         1.) Brochure - will describe the features of the 2-way communication device;
         2.) Manual - provide details on the specific use of the 2-way communication device; and
         3.) Accessory - Provide the customer with recommended accessories for the 2-way communication device.

The total cost to complete the website as described above has been estimated at approximately $3,500.

No guarantees or assurances can be made by ComLink that it will accomplish its goals within the dates specified. Moreover, management has no current plan to substitute any additional products or services except those described herein (2-way communication equipment and accessories). No guarantee or assurance can be made that ComLink's proposed business model will be effective in distributing these products.

The website will be designed to meet ComLinks' strategy of providing a broad selection of 2-way communications equipment and accessories from multiple manufactures and distributors giving customers the following benefits:

     - Compelling Merchandise. A large selection of desirable products, within the 2-way communications industry, most being from name brand manufacturers.

     - Competitive Pricing. By providing a broad selection of 2-way communications equipment and accessories through a multi-distributor catalog the site will provide consumers with informed selection and competitive pricing. In order to maintain competitive pricing ComLink plans to monitor the competition's pricing schemes and respond quickly to any changes by the competition by adjusting its pricing to be competitive within the marketplace. ComLink will have to apportion time to accomplish this while attempting to keep costs of doing business at a minimum. There can be no assurance ComLink will be able to maintain it goal of competitive pricing; if it fails to do so the proposed business would suffer materially.

     - Convenience. Through the website, ComLink will be able to bring retail shopping of 2-way communications products into consumers' homes and offices. Consumers will need not travel to fixed locations during limited hours to purchase items. The website will enable consumers to browse, order, and purchase 24 hours a day, 7 days a week, in a non-intimidating atmosphere without the pressure of salespeople.

   - Customer Service. On the website, ComLink plans to have links labeled as "Customer Service" or "Questions about this Product?" where customers can e-mail any question that they may have. ComLink plans to readily respond to the questions via e-mail and if necessary follow-up with a telephone call. As the business develops ComLink will be required to hire additional personal to ensure quick response to customers. If ComLink is unable top provide quality customer service it would materially impair the growth of the business.

ComLink believes it will have an advantage with the current competition by developing effective relationships with its clientele. Management believes this can be accomplished by combining the above benefits with consistently quality customer service. However, current competitors may prove to be too dominating and prevent ComLink from ever establishing these relationships as ComLink is currently a development stage business with no proven track record.

Potential investors should realize that as of the date of this Prospectus, ComLink is currently in the process of developing the Internet website and at this time it is not fully operational.

Even if ComLink is successful in developing and ultimately launching its proposed website (www.comlinkcommunications.com), it's future success will be dependent on several critical factors including, but not limited to, successfully raising capital, market acceptance, and management's continued focus on the development of the business. Furthermore, ComLink cannot assure investors that it will be able to overcome the risks described within this Registration Statement to meet the goal of its strategic business plan. (See Risk Factors, beginning on page 9.)

Multi-Distributor Catalog

The on-line multi-distributor catalog will bring varied 2-way communications products and information to one website, where shoppers will be able to take advantage of the convenience of one-stop shopping.

The multi-distributor catalog will be the core of ComLink's business. The multi-distributor catalog will be designed to provide consumers with quality information and solutions, where they can obtain informative product data and comparisons for their 2-way communications needs at one site.

The key for successfully developing the multi-distributor catalog will be heavily dependent on the ability of management to establish relationships with 2-way communication's equipment manufacturers and distributors, including but not limited to Kenwood, ICOM, and Vertex. To date, no specific relationship has been made between ComLink and any manufacturer and/or distributor. Furthermore, ComLink must be able to attract large numbers of potential buyers of 2-way communication equipment consistently to the site and offer products that are appealing. Management believes this can be accomplished through aggressive marketing campaigns as detailed above in "Marketing and Strategy". However, no guarantee can be given that ComLink will be able to attract large numbers of buyers to its proposed website.

Currently ComLink does not have any arrangements with any supplier of 2-way communications devices, any storage facilities, or any delivery organizations. After the website is fully operational, ComLink plans to obtain a small amount of inventory for the products displayed on the website. In order to do so the

Company will have to apply for credit status with the suppliers of the 2-way communication devises. At this time no credit status application has been filed with any supplier. Management believes that once the website is operational suppliers will be willing to provide credit status to ComLink; however, there can be no assurance or guarantee that this will be the case.

If ComLink is successfully in obtaining inventory commercial space will be required to store the products (see "Description of Property below.) ComLink plans to provide options for shipping the product to customers including FEDEX and Untied States Postal Service. ComLink anticipates passing the cost of shipping directly to the customer.

ComLink believes by providing a broad selection of quality products along with detailed information about the products through its proposed website, it will be able to compete within the growing marketplace for communications equipment.

Current Market Conditions

Management believes that the Internet as a medium for conducting business will continue to grow, particularly with the retail sales of 2-way communications equipment. Management anticipates that 2-way communication devices will provide the backbone of the new information-based society because 2-way communications technologies are highly reliable communication tools, which both businesses and individual consumers are looking for. There can be no assurance that the Company is correct in its diagnosis of the future market of 2-way communications, and as such each potential investor should conduct his/her own research of the 2-way marketplace.

Employees

ComLink Communications Company has no employees. Presently, James Bell, officer/director and Daniel Brailey, director, plan to devote approximately a minimum of 12 -15 hours per month, on the business.

Competition

2-way communications market continues to evolve rapidly, and is extremely competitive, with competition likely to develop and intensify in the future. Management believes that it will be able to compete within the market by providing a high quality, user friendly website, where customers will be comfortable in purchasing 2-way communications equipment and accessories. However, ComLink currently has not fully developed its website and there can be no assurance that the Company will be able to develop a website to which consumers will be receptive. In addition, there are competitors that are already well established and have greater financial resources than those of ComLink. For example, Nextel and Verizon Communications are large companies that currently have a dominant presence in the wireless and 2-way radio communications service provider marketplace. ComLink would likely not be able to compete with either of these companies if they expanded their business into on-line sales of 2-way communications equipment and accessories. Also, additional start-up companies may exist seeking to capitalize within the same marketplace that ComLink anticipates profiting from, which would present additional competition to the Company that it may not be able to overcome, resulting in failure of the business plan.

ComLink will be in direct competition for customers from well established companies, such as Action Communications, MaCoMo, and Communications Express, all of which have established websites that specialize in the sale of 2-way communications equipment and accessories. In addition, ComLink has identified several competitors within its region that operate their business from a store front including: Industrial Two-Way Communications, a distributor for Kenwood Radio products for Washington, Idaho, Montana, Oregon, Nevada, and Wyoming. Advanced Communications, Inc. sells Motorola, ICOM, and Kenwood equipment throughout Washington; and Bendix/King. These companies may become direct competitors in the future if they expand their already established business by adding an Internet website for sales of 2-way equipment.

Although the market is highly competitive ComLink believes there are significant market opportunities for the sales of 2-way equipment through the Internet. Management believes it will be able to set itself apart by focusing its resources on marketing and providing a comprehensive distributor catalog on a website that is easy to navigate and provides quality information pertaining to 2-way communication products. In general ComLink's objective for the shopper is to provide solutions through a broad choice of quality 2-way communications products along with detailed information on each product listed on the website. Currently, ComLink has not fully developed its website (www.comlinkcommunications.com).

The information within this registration statement focuses primarily on details regarding 2-way communications equipment and accessories and not on the industry in which ComLink plans to operate. Potential investors should conduct their own separate investigation of the 2-way communications marketplace in order to obtain a broader insight in assessing ComLink's future business prospects. For example, a potential investor may want to view websites of the competitors listed above.

Patents

ComLink Communications Company holds no patents.

Government Regulation

Government approval is not necessary for our business, and it is anticipated that government regulations will have little or no effect on ComLink's proposed business.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with ComLink's audited financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

Company Overview

ComLink Communications was organized on November 12, 2003, and has not yet commenced any revenue-generating operations. Our common stock is not listed on any recognized exchange or quoted on any quotation medium. There can be no assurance that our common stock will ever be listed or quoted in the future or ever have a market develop for its common stock.

Plan of Operations - General

Our plan of operations is to sell quality 2-way wireless communications equipment and accessories at a reasonable price though an internet website (www.comlinkcommunications.com).

As of December 31, 2004, ComLink had $6,399 of cash on hand and available for expenses. Management believes this amount will satisfy the cash requirements of ComLink for the next twelve months or until such a time additional proceeds are raised. ComLink plans to satisfy our future cash requirements by additional equity financing. This will be in the form of private placements of common stock. There is no additional offering in the works at present. There can be no assurance that ComLink will be successful in raising additional equity financing, and, thus, be able to satisfy our future cash requirements, which primarily consist of working capital directed towards the development of the website and marketing campaigns, as well as legal and accounting fees. ComLink depends upon capital to be derived from future financing activities such as subsequent offerings of our stock. There can be no assurance that ComLink will be successful in raising the capital the company requires. Management believes that if subsequent private placements are successful, ComLink will be able to generate revenue from online sales of 2-way communications equipment and accessories and achieve liquidity within the following twelve to fourteen months thereof. However, investors should be aware that this is based upon speculation and there can be no assurance that the Company will ever be able reach a level of profitability.


As of the date of this registration statement ComLink has not generated any revenue through its proposed business. All proceeds received by ComLink were a result of the sale of its common stock.


ComLink does not anticipate any significant research of any products. The Company does not expect the purchase or sale of plant or any significant equipment, and ComLink does not anticipate any change in the number of employees. ComLink has no current material commitments. ComLink has generated no revenue since its inception.

ComLink has no current plans, preliminary or otherwise, to merge with any other entity. Moreover, at this time ComLink and Mr. Brailey have not entered into any agreement or made any commitment to engage in business with Mr. Brailey's 2-Way Mobile Communications business in the future.

ComLink is still considered to be a development stage company, with no significant revenue, and ComLink will be dependent upon the raising of additional capital through placement of our common stock in order to continue with the business plan. There can be no assurance that ComLink will be successful in raising the capital it requires through the sale of our common stock in order to continue as a going concern.

As of December 2004, ComLink has allocated $2,200 towards the development of its proposed website and multi-distributor platform. ComLink has incurred costs of approximately $9,540 in relationship to the filing of this Registration Statement. (ComLink anticipates an additional $500 will be required to complete the Registration Process.)


The following step will need to be accomplished in order for ComLink Communications to become operational:

     - Complete the development of the website. Management has estimated the time frame to accomplish this to be the Second Quarter of 2005 and cost approximately $ 3,500.

     - In addition, ComLink plans to allocate approximately $1,000 towards the initial phases of the marketing plan described herein.

     - ComLink has allocated $1,000 towards administrative expenses, which the Company plans to direct towards: Any deficiencies, if any, in the estimated expenses anticipated for completion of this registration statement and the completion of the website as described herein. Any additional funds allocated as administrative expenses will be designated as working capital and used for miscellaneous corporate expenses including but not limited to office supplies and postage.


The specific steps anticipated over the next twelve months involve continuing to develop the website by adding product lines to the site. The product line will represent major manufacturers of 2-way equipment, such as Vertex and Motorola. The equipment represented from each product line will include portables, mobiles, and repeaters. ComLink hopes to accomplish this by the end of the March 2005. The cost to accomplish this task has been estimated at $1,500.

By the end of June 2005 ComLink plans to have the website design completed with a full line of products that can be sold through the website. ComLink plans the completed website to have two to three product lines that customers can readily navigate through given them an opportunity to shop and compare the product lines on ComLink's website. Each of the product lines will display specific products such as portables, mobiles, and repeaters. ComLink plans to provide the following links with each specific product:

     1.) Brochure - will describe the features of the 2-way communication device;
     2.) Manual - provide details on the specific use of the 2-way communication device; and
     3.) Accessory - Provide the customer with recommended accessories for the 2-way communication device.

The total cost to complete the website as described above has been estimated at approximately $3,500.

Once the website is completed, over the subsequent twelve months, ComLink plans to allocate approximately $1,000 towards it marketing campaign directed specifically at building traffic "potential buyers" to its website. For this purpose management anticipates employing a third party who specializes in increasing web traffic to websites, such as PerfectTraffic.com, WebsiteTraffic.com and/or HitWise.com. Management anticipates the cost for such a service who can guarantee visitors to its website will cost approximately $
200.00 per month for every 50,000 visitors. However, even if ComLink is successful in developing its proposed website and contracting a third party to increase web traffic there can be no guarantee or assurance that individuals will buy any of the products listed on ComLink's website.

After ComLink begins its operations, management anticipates establishing a plan for a second round of financing to raise approximately $250,000 - $300,000. Management plans to develop a Company presentation after the website has been developed and is functional and contact various venture capitalists, private investment company(s), and other financial institutions. Estimated cost to complete this step is $500. The second round of financing would be required after ComLink has fully developed its proposed website and has begun initial operations and is generating revenue. ComLink currently estimates that its proposed website will be fully operational by the end of the second quarter of 2005.


If and when, ComLink is successful in raising the additional capital after its website is fully functional management currently anticipates focusing the majority of the proceeds on the marketing campaign as described above in an effort to promote customers to the site and ultimately increase sales. The marketing campaign will likely take approximately twelve months to complete. In addition proceeds from the second round of financing may be directed towards hiring additional employee(s) on a part time or full time basis and for the lease of commercial property depending on ComLink's current need. However, these estimates are based on speculation and there can be no assurance that the Company will ever be able to raise the additional funds required to launch a successful marketing campaign. If ComLink is unable to market its website successfully and/or is unable to hire qualified employees as the business grows the business would likely fail.

As ComLink expands its business, it will likely incur losses. Management plans on funding these losses through revenues generated through its proposed website. If ComLink is unable to satisfy its capital requirements through its revenue production or if the Company is unable to raise additional capital through the sale of its common stock it may have to borrow funds in order to sustain its business. There can be no assurance or guarantee given that ComLink will be able to borrow funds because it is a new business and the future success of the Company is highly speculative.

Although management believes the above timeframes for the related business steps are conservative and can likely be accomplished by ComLink, potential investors should be aware that several unforeseen or unanticipated delays may impede ComLink Communications from accomplishing the above-described steps such as:

     - Problems may arise during the development of the Internet website with the programming and testing that management cannot overcome, creating a time delay and additional costs;

     - ComLink may find that potential financiers are unreceptive to its business plan and provide no options to raise the additional capital required to funds its marketing campaign.

If either of these events should occur ComLink would not be able to continue as a going concern and investors would lose all of their investment. In addition to the above factors investors should carefully read the Risk Factors described herein beginning on page 9.

In the event additional funds are secured by ComLink there is no guarantee that the proposed marketing strategy will be effective in accomplishing the goals ComLink has set. This may force management to redirect its efforts and create the need for additional time, money, and resources, of which, ComLink may not be successful in providing.

At this time, management does not plan to commit any of their own funds towards the company's development. If and when this changes, management will file the appropriate disclosures in a timely manner.

DESCRIPTION OF PROPERTY

ComLink's principle address is 4127 S. Lamonte Street, Spokane WA 99203. Mr. Bell, Officer/Director, is currently providing his home office for ComLink's office and mailing address. Mr. Bell plans to continue to contribute this office space at no cost to the Company until such a time that the Company begins operations. The telephone number is 509- 482-1159.


ComLink believes the property arrangement satisfies the Company's current needs and will be adequate up to the point that ComLink begins operations, which is currently estimated to be at the end of the second quarter of 2005, at which point it may be required to rent or lease commercial property that is capable of providing adequate storage and office space. Management anticipates rent on a per month basis for adequate commercial space will cost ComLink approximately $1,200. This estimate is based upon local commercial spaces with approximately 2,000 -3,000 square feet of storage capability and 500 to 1,000 square feet of office space. However, management plans to continue to utilize Mr. Bell's home office until that space is no longer adequate. At this time no commercial property has been secured by ComLink and there can be no assurance that an adequate space will be found by ComLink when needed; or if adequate space can be found at the price currently estimated by management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 17, 2003, a total of 175,000 shares were issued to James Bell, Officer/Director, at a price of $0.01 per share. On November 17, 2003, a total of 75,000 shares were issued to Daniel Brailey, Director, at a price of $0.01 per share. Total consideration was $2,500. As a result of the 15:1 forward split of ComLink's common stock, which occurred in March 30, 2004, Mr. Bell shows on record as now holding 2,625,000 common shares, all of which are deemed "restricted" according to Rule 144. Mr. Brailey shows on record as now holding 1,125,000 common shares, all of which are deemed "restricted" according to Rule 144.

The selling shareholders of ComLink, of whom held a total of 72,000 "pre-split" common shares and paid consideration of $0.10 per share, and the selling shareholders of ComLink, of whom held a total of 30,000 "pre-split" common shares and paid consideration of $.30 per share also received 15:1 forward split of their common shares, as it related to their holding(s) resulting in a total of 1,530,000 selling shareholder common shares.

Related Party Transactions

Currently, there are no contemplated transactions that ComLink may enter into with our officers, directors or affiliates. If any such transactions are contemplated we will file such disclosure in a timely manner with the SEC on the proper form making such transaction available for the public to view.


Moreover, at this time ComLink and Mr. Brailey have not entered into any agreement or made any commitment to engage in business with Mr. Brailey's 2-Way Mobile Communications business in the future.


ComLink has no formal written employment agreement or other contracts with our current officer, and there is no assurance that the services to be provided by him will be available for any specific length of time in the future. James Bell and Daniel Brailey anticipate initially devoting at a minimum of twelve to fifteen hours per month of their available time to ComLink's affairs. If and when the business operations increase and a more extensive time commitment is needed, James Bell and/or Daniel Brailey are prepared to devote more time to ComLink's affairs, in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements would be determined, if and when, such arrangements become necessary.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no trading market for ComLink's Common Stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop, or, if such a market does develop that it will continue.

James Bell, officer and director, currently owns 2,625,000 shares. Daniel Brailey, director, currently owns 1,125,000 shares. The shares were purchased in November of 2003 and are deemed restricted securities pursuant to Rule 144. The Company is not registering any of the 3,750,000 Rule 144 shares on this Registration Statement. In November of 2004, the 2,625,000 Rule 144 shares purchased by Mr. Bell and Mr. Brailey will be eligible for sale pursuant to Rule 144(d)(1) and Rule 144(e)(1). However, the amount of shares that may be sold by either Mr. Bell or Mr. Brailey will be limited to the amount of securities sold, together with all the sales of restricted and other sold common stock within the previous three months which shall not exceed the greater (i) one percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by the Company, or (ii) if and when a market develops the average weekly reported volume of trading of the Common Stock on all national securities exchanges and quotation systems during the four calendar weeks preceding the filing notice required under Rule 144(h).

Holders

As of the date of this registration statement, there were a total of forty (40) active stockholders, including the officer and directors.

Dividends

ComLink has not paid any dividends to date, and has no plans to do so in the foreseeable future.

EXECUTIVE COMPENSATION

ComLink Communications has made no provisions for cash compensation or for non-cash compensation to our officers and directors. No salaries are being paid at the present time, and will not be paid unless, and until, there is available cash flow being generated from operations to pay salary. There have been no grants of options or SAR grants given to any of our executive officers for the life of ComLink.

ComLink does not presently have a stock option plan. However, in the future, ComLink Communications may develop an incentive based stock option plan for our officers and directors and may reserve up to ten percent of our outstanding shares of common stock for that purpose.

CHANGES IN OR DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


ComLink has had no disagreements with its accountants, and has no further financial disclosure other than the financial statements included herein.

                         COMLINK COMMUNICATIONS COMPANY
                          (A Development Stage Company)

                                Financial REPORTS

                                DECEMBER 31, 2003
                                DECEMBER 31, 2004

                         COMLINK COMMUNICATIONS COMPANY
                          (A Development Stage Company)

                                    CONTENTS



REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM                                                              F1
--------------------------------------------------------------------------------

FINANCIAL STATEMENTS

   Balance Sheets                                                            F2

   Statements of Operations                                                  F3

   Statement of Stockholders' Equity                                         F4

   Statements of Cash Flows                                                  F5

   Notes to Financial Statements                                        F6 - F9
--------------------------------------------------------------------------------

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------


To the Board of Directors
ComLink Communications Company
Spokane, Washington


I have audited the accompanying balance sheets of ComLink Communications Company (A Development Stage Company) as of December 31, 2004 and the related statements of operations, stockholders' equity, and cash flows for the periods then ended and the period November 12, 2003 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ComLink Communications Company (A Development Stage Company) as of December 31, 2004 and the results of its operations and cash flows for the periods then ended and the period November 12, 2003 (inception) through December 31, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Kyle L. Tingle, CPA, LLC


February 16, 2005
Las Vegas, Nevada




                                      -F1-

                         COMLINK COMMUNICATIONS COMPANY
                          (A Development Stage Company)
                                 Balance Sheets


                                                       December 31, December 31,
                                                               2004         2003
                                                       ------------ ------------

                                     ASSETS

CURRENT ASSETS
     Cash                                                 $  6,399     $  2,500
                                                          --------     --------

            Total current assets                          $  6,399     $  2,500
                                                          --------     --------

                   Total assets                           $  6,399     $  2,500
                                                          ========     ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable                                     $    750     $      0
                                                          --------     --------

            Total current liabilities                     $    750     $      0
                                                          --------     --------


STOCKHOLDERS' EQUITY

     Common stock: $.001 par value;
        authorized 75,000,000 shares;
        issued and outstanding:
        3,750,000 shares at December 31, 2003:            $            $  2,500
        5,280,000 shares at December 31, 2004;               5,280
     Additional paid-in capital                             13,700          280
     Accumulated deficit during development stage          (13,331)        (280)
                                                          --------     --------

            Total stockholders' equity                    $  5,649     $  2,500
                                                          --------     --------

                   Total liabilities and
                   stockholders' equity                   $  6,399     $  2,500
                                                          ========     ========









The accompanying notes are an integral part of these financial statements.

                                      -F2-

                         COMLINK COMMUNICATIONS COMPANY
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS


                                                                   Nov. 12, 2003
                                       Year Ended     Year Ended  (inception) to
                                      December 31,   December 31,  December  31,
                                             2004           2003           2004
                                      -----------    -----------    -----------

Revenues                              $         0    $         0    $         0
Cost of revenue                                 0              0              0
                                      -----------    -----------    -----------
           Gross profit               $         0    $         0    $         0

General, selling and
   administrative expenses                 13,051            280         13,331
                                      -----------    -----------    -----------
           Operating loss             $   (13,051)   $      (280)   $   (13,331)

Nonoperating income (expense)                   0              0              0
                                      -----------    -----------    -----------

   Net loss                           $   (13,051)   $      (280)   $   (13,331)
                                      ===========    ===========    ===========


   Net loss per share, basic
   and diluted                        $     (0.00)   $     (0.00)   $     (0.00)
                                      ===========    ===========    ===========

   Average number of shares
   of common stock outstanding          4,992,206      3,750,000      4,912,952
                                      ===========    ===========    ===========





















The accompanying notes are an integral part of these financial statements.


                                      -F3-

                                       COMLINK COMMUNICATIONS COMPANY
                                       (A Development Stage Company)
                                     STATEMENT OF STOCKHOLDERS' EQUITY



                                                                               Accumulated
                                                                                (Deficit)
                                         Common Stock            Additional       During
                                 --------------------------       Paid-In      Development
                                   Shares          Amount         Capital          Stage           Total
                                 ----------      ----------      ----------     ----------      ----------
Issuance of common stock
  November 12, 2003, date
  of inception                   3,750,000      $    2,500      $        0     $        0      $    2,500

Contribution of capital                                                280                            280

Net loss, December 31, 2003                                                          (280)           (280)
                                 ----------      ----------      ----------     ----------      ----------

Balance, December 31, 2003       3,750,000      $    2,500      $      280     $     (280)     $    2,500

Issuance of common stock         1,530,000           1,530          14,670                         16,200

March 30, 2004, forward
  stock split 15:1                                   1,250          (1,250)

Net loss, December, 2004                                                          (13,051)        (13,051)
                                 ----------      ----------      ----------     ----------      ----------
Balance, December 31, 2004        5,280,000      $    5,280      $   13,700     $ (13,331)     $    5,649
                                ===========      ==========      ==========     ==========      ==========






                 The accompanying notes are an integral part of these financial statements.


                                                    -F4-

                         COMLINK COMMUNICATIONS COMPANY
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS


                                                                   Nov. 12, 2003
                                         Year Ended    Year Ended (inception) to
                                        December 31,  December 31,  December 31,
                                               2004          2003           2004
                                        -----------   -----------  -------------


Cash Flows From
Operating Activities
    Net loss                             $(13,051)      $   (280)      $(13,331)
    Increase in accounts payable              750              0            750
                                         --------       --------       --------

         Net cash used in
            operating activities         $(12,301)      $   (280)      $(12,581)
                                         --------       --------       --------

Cash Flows From
Investing Activities                     $      0       $      0       $      0
                                         --------       --------       --------

         Net cash used in
             investing activities        $      0       $      0       $      0
                                         --------       --------       --------

Cash Flows From
Financing Activities
    Paid-in capital from officer         $      0       $    280       $    280
    Issuance of common stock               16,200          2,500         18,700
                                         --------       --------       --------

         Net cash provided by
            financing activities         $ 16,200       $  2,780       $ 18,980
                                         --------       --------       --------

         Net increase in cash            $  3,899       $  2,500       $  6,399
Cash, beginning of period                   2,500              0              0
                                         --------       --------       --------

Cash, end of period                      $  6,399       $  2,500       $  6,399
                                         ========       ========       ========




   The accompanying notes are an integral part of these financial statements.


                                      -F5-

                         COMLINK COMMUNICATIONS COMPANY
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 1. Nature of Business and Significant Accounting Policies

Nature of business:
-------------------

ComLink Communications Company ("Company") was organized November 12, 2003 under the laws of the State of Delaware. The Company currently has limited operations and, in accordance with Statement of Financial Accounting Standard (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises," is considered a development stage company.

The Company is in the business of developing an internet ecommerce website that will sell two-way radio devices and accessories. The Company will not manufacture any equipment or accessories, but will resell two-way communication equipment from various manufactures.

A summary of the Company's significant accounting policies is as follows:
-------------------------------------------------------------------------

Estimates
---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash
----

For the Statements of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2004 and December 31, 2003

Income taxes
------------

Income taxes are provided for using the liability method of accounting in accordance with SFAS No. 109 "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.


                                      -F6-

                         COMLINK COMMUNICATIONS COMPANY
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

Note 1. Nature of Business and Significant Accounting Policies (continued)

Recent Accounting Pronouncements
--------------------------------

In November 2003, the EITF reached a consensus on Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (EITF 03-01). EITF 03-01 establishes additional disclosure requirements for each category of FAS 115 investments in a loss position. Effective for years ending after December 15, 2003, companies must disclose the aggregate amount of unrealized losses, and the aggregate related fair value of their investments with unrealized losses. Those investments are required to be segregated by those in a loss position for less than 12 months and those in a loss position for greater than 12 months. Additionally, certain qualitative disclosures should be made to clarify a circumstance whereby an investment's fair value that is below cost is not considered other-than-temporary. The provisions of this consensus do not have a significant effect on our financial position or operating results.

In November 2003, the EITF reached a consensus on Issue 03-10, Application of EITF 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers, addressing how a reseller is to account for the redemption of a manufacturer's coupon by a consumer at the reseller's location (EITF 03-10). EITF 03-10 eliminates the option that permitted resellers to report the value of the consideration received as a reduction in costs of goods sold, but rather mandates that it be recorded as revenue. EITF 03-10 is applicable to new arrangements, including modifications to existing arrangements, entered into in fiscal periods beginning after November 25, 2003. The provisions of this consensus do not have a significant effect on our financial position or operating results.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 (revised 2003) revises employers' disclosures about pension plans and other postretirement benefit plans. The statement does not change the measurement or recognition of those plans required by SFAS No. 87, Employers' Accounting for Pensions, SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The revised statement retains the disclosure requirements contained in the original SFAS No. 132 and requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised statement is effective for fiscal years ending after December 15, 2003. The adoption of SFAS No. 132 (revised) did not affect our financial condition or results of operations.



                                      -F7-

                         COMLINK COMMUNICATIONS COMPANY
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

Note 1. Nature of Business and Significant Accounting Policies (continued)

Going Concern
-------------

The Company's financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Currently, the Company does not have significant cash of other material assets, nor does it have operations or a source of revenue sufficient to cover its operation costs and raises substantial doubt about its ability to continue as a going concern. The Company will be dependent upon the raising of additional capital through placement of our common stock in order to continue with the business plan. There can be no assurance that the Company will be successful in raising the capital it requires through the sale of our common stock in order to continue as a going concern. For the start up operations until the Company began raising equity, the stockholders, officers, and directors advanced the operating costs of the company.

Note 2. Stockholders' Equity

Common stock
------------

The authorized common stock of the Company consists of 75,000,000 shares with par value of $0.001. On November 12, 2003, the Company authorized and issued 3,750,000 shares of $0.001 par value common stock at par in consideration of $2,500 in cash to the officers of the Company.

From February 3 through February 23, 2004, the Company sold 1,080,000 shares of stock to individuals and companies at $0.00667 per share, raising $7,200. From March 1, 2004 through March 8, 2004, the Company sold 450,000 shares of stock for foreign investors for $0.02 per share raising $9,000.

On March 30, 2004, The Company's shareholders approved a forward split of its common stock of fifteen (15) shares for one (1) share of existing stock for shareholders of record on March 30, 2004. The number of common stock shares outstanding increased from 352,000 to 5,280,000. Prior period information has been restated to reflect the stock split.

Net loss per common share
-------------------------

Net loss per share is calculated in accordance with SFAS No. 128, "Earnings Per Share." The weighted-average number of common shares outstanding during each period is used to compute basic loss per share. Diluted loss per share is computed using the weighted averaged number of shares and dilutive potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net loss per common share is based on the weighted average number of shares of common stock outstanding of 4,992,206, 3,750,000 and 4,912,952 for the periods ending December 31, 2004, December 31, 2003 and since inception, respectively. As of December 31, 2004, December 31, 2003, and since inception, the Company had no dilutive potential common shares.


                                      -F8-

                         COMLINK COMMUNICATIONS COMPANY
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 3. Income Taxes

We did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception. We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carryforwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carryforward period.

The components of the Company's deferred tax asset as of December 31, 2004 and 2003 is as follows:

                                         2004          2003
                                    ----------    ----------
   Net operating loss carryforward  $   4,666     $      98
   Valuation allowance                 (4,666)          (98)
                                    ----------    ----------

   Net deferred tax asset           $       0     $       0
                                    ==========    ==========

A reconciliation of income taxes computed at the statutory rate to the income tax amount recorded is as follows:

                                         2004          2003    Since Inception
                                    ----------    ----------   ---------------
   Tax at statutory rate (35%)      $   4,568     $      98    $       4,666
   Increase in valuation allowance     (4,568)          (98)          (4,666)
                                    ----------    ----------   ---------------

   Net deferred tax asset           $       0     $       0    $           0
                                    ==========    ==========   ===============

The net federal operating loss carry forward will expire in 2023 through 2024. This carry forward may be limited upon the consummation of a business combination under IRC Section 381.

Note 4. Related Party Transactions

The Company neither owns nor leases any real or personal property. The officers of the corporation provide office services without charge. Such costs are immaterial to the financial statements and accordingly, have not been reflected therein. The officer and director for the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interest. The Company has not formulated a policy for the resolution of such conflicts. The loss of the services of its officer or director may have a negative impact on the further development of the business.

Note 5. Warrants and Options

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.



                                      -F9-

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Under the Company's Articles of Incorporation and By-Laws, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in the Company's best interest. No officer or director may be may be indemnified, however, where the officer or director acted committed intentional misconduct, fraud, or an intentional violation of the law.

The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding the indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers and directors under Nevada law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by the Company's officer(s), director(s), or controlling person(s) in connection with the securities being registered, we will, unless in the opinion of the Company's legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. The Company will then be governed by the court's decision.

Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions, and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:


                                       Amount
                                      -------
   - SEC registration fee             $    41
   - Printing and Shipping                284
   - Legal                              5,000
   - Accounting                         3,000
   - Transfer Agent .                   1,175
   - Miscellaneous                        500
                                      -------
  Total                               $10,000


   Note: All expenses are "estimates" except the SEC filing fee.

Recent Sales of Unregistered Securities

The following sets forth information relating to all previous sales of common stock by the Registrant, which sales were not registered under the Securities Act of 1933.

James Bell, officer and director, currently owns 2,625,000 shares. Daniel Brailey, director, currently owns 1,125,000 shares. The shares were purchased in November of 2003 and are deemed restricted securities pursuant to Rule 144. The Company is not registering any of the 3,750,000 Rule 144 shares on this Registration Statement. In November of 2004, the 2,625,000 Rule 144 shares purchased by Mr. Bell and Mr. Brailey will be eligible for sale pursuant to Rule 144(d)(1) and Rule 144(e)(1). However, the amount of shares that may be sold by either Mr. Bell or Mr. Brailey will be limited to the amount of securities sold, together with all the sales of restricted and other sold common stock within the previous three months which shall not exceed the greater (i) one percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by the Company, or (ii) if and when a market develops the average weekly reported volume of trading of the Common Stock on all national securities exchanges and quotation systems during the four calendar weeks preceding the filing notice required under Rule 144(h). The foregoing purchase and sale was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) on the basis that the transaction did not involve a public offering.

Between February, 2004 and March 2004, pursuant to an offering, the Company authorized the sale and issuance of 72,000 shares of its common stock. These shares were issued under Rule 504 of Regulation D promulgated under the Securities Act of 1933 to a total of thirty-six (36) private non-affiliated shareholders at an issuance price of $0.10 per share. At the time these shares were purchased none of the thirty six (36) shareholders were an affiliated shareholder, as none owned in excess of ten percent of the issued and outstanding shares of the Company, and none were officers, directors, or control persons of the Company. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 3(b) on the basis that the transactions did not involve a public offering.

Regarding the above offering, ComLink relied upon Revised Code Washington - RCW 21.20.320(9) and the Washington Administrative Code - WAC 460-44A-504, which provided for a "Small Offering Exemption" in Washington State as governed by the rules set forth under Federal Regulation D Rule 504 offerings pursuant to the Securities Act of 1933. A Regulation D Rule 504 offering in the State of Washington is limited to $1,000,000 regardless of the location of the investors.

In March of 2004 and after the close of the above described offering pursuant to an offering the Company authorized the sale and issuance of 30,000 shares of its common stock to a total of two (2) shareholders at a price of $0.30 per share. At the time these shares were purchased none of the two (2) shareholders were an affiliated shareholder, as none owned in excess of ten percent of the issued and outstanding shares of the Company, and none were officers, directors, or control persons of the Company. The offering was made to non-U.S. persons outside of the United States pursuant to an exemption from registration in an offering and sale that satisfied the requirements of Regulation S as promulgated under the

Securities Act of 1933, as amended. Under the Securities Act of 1933, all sales of an issuers' securities or by a shareholder, must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act.

INDEX TO Exhibits

The following exhibits are filed as part of this Registration Statement:

   Number       Exhibit Name                            Location
   ------       ------------                            --------
    3(i)        Certificate of Incorporation            Included
    3(ii)       By-Laws                                 Included
    5           Opinion re: Legality                    Included
    11          Statement re: earnings per share        See Financials Herein
    23          Consents of Experts and Counsel         Included

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Undertakings

The undersigned registrant undertakes:

       1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

       a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       b. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

       c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

       2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

       3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Nevada law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Spokane, State of Washington, on March 22, 2005.

                     ComLink Communications Company

                             /s/ James Bell
                             ------------------------------
                                 James Bell
                               President and Director
                               Principal Executive Officer
                               Principal Financial Officer
                               Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                              /s/ James Bell
                              -----------------------------
                                  James Bell
                               President and Director
                               Principal Executive Officer
                               Principal Financial Officer
                               Principal Accounting Officer

                              /s/ Daniel Brailey
                              -----------------------------
                                  Daniel Brailey
                                  Director


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